Exhibit 99.1


                        Contacts: LIGAND               ROYALTY PHARMA
                                  Paul V. Maier        Pablo Legorreta
                                  Senior VP and CFO    Chief Executive Officer
                                  (858) 550-7573       (917) 368-0020


               LIGAND, ROYALTY PHARMA AMEND SERM ROYALTY AGREEMENT

       -- ROYALTY PHARMA EXERCISES A $12.5 MILLION OPTION ON OCTOBER 1 --

     SAN DIEGO, CA, AND NEW YORK, NY, OCTOBER 2, 2003 - Ligand Pharmaceuticals (Nasdaq: LGND) and Royalty Pharma have amended their royalty agreement for three selective estrogen receptor modulator (SERM) products nearing completion of Phase III development, the companies announced today.

     Under the new agreement, Royalty Pharma exercised an option on October 1, agreeing to pay Ligand $12.5 million, plus cumulative milestones of up to $2.5 million upon the launches of the three SERMs (provided they are approved by September 30, 2005), in exchange for 0.7% of potential future sales of the products for 10 years.

     In addition, future options were restructured in value and timing to more appropriately reflect the evolving SERM development timelines, especially of lasofoxifene, which is in Phase III studies for osteoporosis at Pfizer. The other SERM products included in the agreement are bazedoxifene and bazedoxifene/PREMARIN(R), which are in Phase III trials at Wyeth for osteoporosis and hormone replacement indications.

     Under the revised agreement, Royalty Pharma has three additional options to purchase:

     o For $12.5 million, 0.5% of the SERM products' net sales. This option must be exercised by December 31, 2003, or within 30 days of Phase III clinical data being released by Pfizer or Wyeth, whichever comes first.

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     o    For $26.5 million in two equal  payments,  a total of 0.8% of the SERM products' net sales. These options are exercisable as NDA acceptance and approval milestones or specified dates are achieved during 2004 and 2005. For these options, the royalty rates owed to Royalty Pharma will be reduced if certain events occur, and if SERM product sales exceed certain thresholds. In addition, if Phase III data for at least one of the SERM products have not been published by March 31, 2004, these options will have no fixed expiration date. Instead, they must be exercised within 30 days of the applicable development milestone.

     "We are delighted to continue our successful partnership with Ligand," said Pablo Legorreta, chief executive officer of Royalty Pharma. "Next generation SERMs, such as lasofoxifene, bazedoxifene and the combination product of bazedoxifene/PREMARIN(R), could become important therapeutics addressing a large market opportunity. Their effectiveness in the prevention and treatment of post-menopausal osteoporosis as well as their potential role in the prevention of breast cancer and hypercholesterolemia should make them valuable alternatives given the recent data which questions the benefits of long-term use of traditional HRT therapy."

     "We are pleased to have successfully restructured the SERM options based on the evolving product development timelines so that the current option is exercised, consistent with our annual guidance, and so that future options remain balanced and attractive to our shareholders and the optionee," said Paul
V. Maier, Ligand's senior vice president and chief financial officer. "Revenue from SERM option exercises and royalties - which we are targeting for the 2004 to 2006 timeframe - represent the first royalty streams from our pipeline of corporate partner products. However, our diabetes franchise products such as LY818 et al, which have faster development tracks and double-digit royalties for Ligand shareholders, are poised to catch up and augment the SERM franchise quickly."

     Under the terms of the agreement, payments upon exercise of the options are non-refundable, regardless of whether the products are ever successfully registered or marketed. Milestone payments owed by Ligand's partners as the products complete development and registration are not included in the Royalty Pharma agreement and will be paid to Ligand as earned.

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

     Ligand has formed a diverse portfolio of partnerships with 11 major pharmaceutical companies, including Pfizer and Wyeth. These companies currently have in clinical studies or on human development track more than a dozen products for major markets such as men's and women's hormone-related diseases, osteoporosis, diabetes, metabolic disorders, and cardiovascular and inflammatory diseases. These include three Phase III products, two Phase II products, six Phase I products, and three compounds on IND tracks.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to www.ligand.com.

ABOUT ROYALTY PHARMA

     Royalty Pharma invests in pharmaceutical and biotechnology product royalties and other revenue-producing intellectual property. Royalty Pharma has been working with research institutions, inventors, and life science companies for over six years. In addition to its interests in lasofoxifene, bazedoxifene and Targretin(R) capsules, the company owns royalty interests in nine marketed products: Rituxan(R), Neupogen(R), ReoPro(R), Thalomid(R), Retavase, TOBI(R), Simulect(R), Zenapax(R) and Zerit(R); one product candidate for which an NDA has been submitted, Variza(R); and one product which is in Phase III clinical trials, alvimopan. More information on Royalty Pharma is available at www.royaltypharma.com.

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

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand and Royalty Pharma that involve risks and uncertainties and reflect the companies' judgment as of the date of this release. These statements include those related to option exercise(s), royalty revenue, milestones, product development, pipelines and potential, and Ligand's diabetes franchise products. Actual events or results may differ from expectations. There can be no assurance that studies of lasofoxifene or bazedoxifene will be successful, that any of the mentioned products will receive further regulatory approvals, that Ligand will receive royalties from the eventual sale of lasofoxifene or bazedoxifene, that Royalty Pharma will exercise any of its other options to purchase royalty rights, or that any of the drug programs mentioned will be successful. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available at WWW.LIGAND.COM. Ligand and Royalty Pharma disclaim any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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